Exhibit 99.1

Contact Information:
Valeant Investors:	Salix Investors:
Laurie W. Little	Timothy J. Creech / Michael Freeman
949-461-6002	919-862-1000
laurie.little@valeant.com

Valeant Media Contacts:	Salix Media Contacts:
Sard Verbinnen & Co	Teneo Strategy
Renée Soto/ Meghan Gavigan/Jared Levy	Stephen Cohen
212-687-8080	347-489-6602

VALEANT AND SALIX AGREE ON AMENDED TERMS TO MERGER AGREEMENT

•	$173 PER SHARE CASH OFFER THROUGH APRIL 7TH

•	TRANSACTION EXPECTED TO CLOSE APRIL 1ST

Laval, Quebec and Raleigh, NC — March 16, 2015 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) and Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) today announced that they have entered into an amendment to their Agreement and Plan of Merger, dated February 20, 2015. Pursuant to the amendment, Valeant increased the offer price to acquire all the outstanding common stock of Salix from $158.00 per share to $173.00 per share in cash, or a total enterprise value of approximately $15.8 billion, through April 7, 2015. The revised offer price of $173.00 per share provides an additional approximately $1 billion in cash consideration to Salix stockholders, and represents an increase of 9.49% and 43.9%, respectively, over the original offer price of $158.00 per share and the unaffected price of Salix common stock on January 16, 2015, of $120.19. As previously announced, if the minimum tender condition is satisfied at the end of the day on March 31, 2015, Valeant expects to close the transaction on April 1, 2015. If all of the conditions to the tender offer have not been satisfied by April 8, 2015, the offer price will drop back to $158.00 per share. In consideration for the increase of the offer price through April 7, 2015, the termination fee payable by Salix to Valeant has been increased by $100 million and the outside date after which either party may terminate the transaction has been moved from August 20, 2015 to May 1, 2015. The amendment was approved by the Boards of Directors of both companies.

“We continue to be very excited about the combination of our two companies and we are committed to getting this deal done,” said J. Michael Pearson, chairman and chief executive officer of Valeant. “This revised offer provides Salix shareholders with all-cash at a significant premium and the certainty to close by April 1. By offering a significant premium with a 100% cash offer, eliminating market and company equity risk that could arise from other non-cash offers with a 4+ month closing timeline instead of a closing by April 1st, our new arrangement creates significant shareholder value for Salix. In addition, the transaction remains modestly accretive in 2015 and will be more than 20% accretive in 2016.”

Thomas W. D’Alonzo, chairman of the board and acting chief executive officer of Salix, stated, “We are pleased that the enhanced offer price recognizes the value of Salix as the leading gastrointestinal specialty pharmaceutical company and delivers to our stockholders all cash consideration in the near future.”

The offer documents and Salix’s solicitation/recommendation statement on Schedule 14D-9 will be amended to reflect the amended terms.

Sullivan & Cromwell LLP served as Valeant’s legal counsel, and Salix was advised by Cadwalader Wickersham & Taft LLP. Deutsche Bank and HSBC Securities (USA) Inc. acted as financial advisors to Valeant. Centerview Partners and J.P. Morgan acted as financial advisors to Salix.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force. Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the proposed acquisition by Valeant of Salix and the expected timing and benefits of the transaction. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management of Valeant and Salix and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the acquisition will not close when expected or at all; the risk that Valeant’s business and/or Salix’s business will be adversely impacted during the pendency of the acquisition; the risk that the operations of the two companies will not be integrated successfully; and risks and uncertainties discussed in Valeant’s and Salix’s most recent annual or quarterly report and detailed from time to time in Valeant’s and Salix’s other filings with the Securities and Exchange Commission (the “SEC”) and, with respect to Valeant, the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant and Salix undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Additional Information

The tender offer is scheduled to expire at midnight, Eastern time, on April 1, 2015 (which is one minute after 11:59 p.m., Eastern time, on March 31, 2015), unless the offer is extended. This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Salix. Valeant filed a Tender Offer Statement on Schedule TO with the SEC on March 4, 2015. Salix filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on March 6, 2015. Both the Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 will be revised to reflect the amendment to the merger agreement. Stockholders of Salix are urged to read the tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, in each case as amended (to the extent applicable), because they contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of Salix at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available to all stockholders of Salix free of charge at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and other documents that Valeant files with the SEC are and will be made available to all stockholders of Salix free of charge at www.valeant.com. The Solicitation/Recommendation Statement and the other documents filed by Salix with the SEC are, and will be, made available to all stockholders of Salix free of charge at www.salix.com.

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